EXHIBIT 99.2(b)







                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
                        THE EXCHANGE FUND OF BOSTON, INC.

                               September 21, 1995




Pursuant to ARTICLE XV of the BY-LAWS of The Exchange Fund of Boston, Inc. (the "Fund") upon vote of the holders of a majority of the outstanding shares of stock of the Fund entitled to vote at a Special Meeting in lieu of the Annual Meeting of Stockholders held on September 21, 1995, the first sentence of
Section 1. of ARTICLE II of the BY-LAWS of the Fund was amended to read as follows:

SECTION 1. Annual Meeting. A meeting of the shareholders for the purpose of electing a Board of Directors, the Treasurer and the Clerk, and for the transaction of such other business as may properly be brought before the meeting, shall be held annually, on the third thursday in September beginning in 1996, unless said day be a legal holiday, in which case the annual meeting shall be held on the next day thereafter not a legal holiday.




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